Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1/A, of our report dated September 28, 2011, with respect to the consolidated financial statements of Rand Worldwide, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2011, and of our report dated September 20, 2010, with respect to the consolidated financial statements of Avatech Solutions, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2010, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Stegman & Company

Stegman & Company

Baltimore, Maryland

October 3, 2011